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                                                                      EXHIBIT 99

FARMERS & MERCHANTS BANCORP, INC.

                                                                            NEWS
                                                                         RELEASE
____________________________________

FOR IMMEDIATE RELEASE                                             CONTACT:
OCTOBER 20, 2006                                                  LYDIA A. HUBER
                                                                  SECRETARY
                                                                  (419) 446-2501

     ARCHBOLD, OHIO, October 20, 2006 - Farmers & Merchants Bancorp, Inc. (the "Company") announced today that its board of directors has authorized the repurchase of up to 250,000 shares (approximately 4.83%) of its outstanding shares of common stock.

     The stock repurchase plan authorizes the Company to make repurchases from time to time in the open market or in privately negotiated transactions at times and in such amounts as management deems appropriate. The Company's shares are traded on the OTC Bulletin Board under the symbol FMAO. The timing and actual number of shares repurchased will depend on a variety of factors including price, corporate and regulatory requirements and other market conditions. Repurchased common shares will be added to the Company's treasury shares, and will be used for general corporate purposes. At October 20, 2006, the Company had 5,176,000 shares of common stock outstanding.

     In adopting the repurchase plan, the Board of Directors expressed confidence in the Company's performance, noted that the Company has sufficent capital available to internally fund such repurchases and stated its belief that such repurchases can enhance shareholder value.

     The Company also is proud to announce that it is the recipient of the 2006 BKD Award for Excellence and Innovation from the Community Bankers Association of Ohio.

ABOUT FARMERS & MERCHANTS BANCORP, INC.

     With assets of approximately $704 million as of June 30, 2006, Farmers & Merchants Bancorp, Inc. is a bank holding company, whose banking subsidiary The Farmers & Merchants State Bank provides commercial banking, retail banking and other financial services through its 15 offices with locations in Fulton, Williams, Henry, Defiance and Lucas counties of Northwest Ohio.

SAFE HARBOR STATEMENT

Farmers & Merchants Bancorp, Inc. (the Company) wishes to take advantage of the Safe Harbor provisions included in the Private Securities Litigation Reform Act of 1995. Statements by the Company, including management's expectations and comments, may not be based on historical facts and are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended and Section 21B of the Securities Act of 1934, as amended. Actual results could vary materially depending on risks and uncertainties inherent in general and local banking conditions, competitive factors specific to markets in which the Company and its subsidiaries operate, future interest rate levels, legislative and regulatory decisions or capital market conditions. The Company assumes no responsibility to update this information. For more details, please refer to the Company's SEC filings, including its most recent Annual Report on Form 10-K and quarterly reports on Form 10-Q.